Exhibit 99.1

Higher One Enters Into New $200 Million Revolving Credit Facility

New Haven, CT – October 18, 2012 – Higher One Holdings, Inc. (NYSE: ONE) announced today that its wholly-owned subsidiary, Higher One, Inc. (“Higher One”), entered into a new five-year senior secured revolving credit facility (“Credit Agreement”) in an amount of $200 million with Bank of America, N.A. as administrative agent, and other lenders.  The amount available to be drawn under the Credit Agreement may be increased by an additional $100 million upon Higher One’s request and the agreement of the lenders party to the Credit Agreement.  This new credit facility replaces the company’s existing $50 million revolving credit facility.  The facility will bear interest at floating rates, plus a margin based on the leverage ratio of the company.

“This new credit facility should continue to provide us with liquidity within a strong capital structure,” said Mark Volchek, CEO of Higher One.  “It allows us to continue to make necessary investments to grow the business and opportunistically repurchase shares of the company while maintaining the financial flexibility to capitalize on future strategic opportunities.”

More details about the Credit Agreement can be found in the company’s recently filed 8-K, which can be found at www.sec.gov, or the company’s Investor Relations website at www.ir.higherone.com.

About Higher One Holdings, Inc.

Higher One Holdings, Inc. (NYSE: ONE) is a leading company focused on creating cost-saving efficiencies for higher education institutions and providing high-value services to students. Higher One offers a wide array of technological services on campus, ranging from streamlining the institution’s performance analytics and financial aid refund processes to offering students innovative banking services, tuition payment plans, and the basics of financial management. Higher One works closely with colleges and universities to allocate resources more efficiently in order to provide a higher quality of service and education to students.

Founded in 2000 on a college campus by students, Higher One now serves more than half of the higher education market, providing its services to over 1,250 campuses and 10.5 million students at distinguished public and private institutions nationwide. More information about Higher One can be found at www.ir.higherone.com.

Investor Relations Contact

Ken Goff, Investor Relations
kgoff@higherone.com
203-776-7776 x4462